                                                                   EXHIBIT 99(b)



                             NOTICE OF REDEMPTION

                               TO THE HOLDERS OF

                                AMR CORPORATION

               6 1/8% CONVERTIBLE SUBORDINATED QUARTERLY INCOME
                          CAPITAL SECURITIES DUE 2024

                             CUSIP 001765 AY 2/*/


                        REDEMPTION DATE:  MAY 20, 1996

                        CONVERSION RIGHT EXPIRES 5 P.M.,
                     EASTERN DAYLIGHT TIME, MAY 17, 1996

     NOTICE IS HEREBY GIVEN that in accordance with Article 10 of the Indenture, dated as of November 1, 1994 (the "Indenture"), between AMR Corporation (the "Company") and The First National Bank of Chicago, as Trustee (the "Trustee"), the Company has elected to redeem all of the Company's 6 1/8% Convertible Subordinated Quarterly Income Capital Securities due 2024 (the "Debentures") on May 20, 1996 (the "Redemption Date"). Capitalized terms used herein and not defined are used as defined in the Indenture.

     The Debentures will be redeemed at a redemption price of $1,042 per $1,000 principal amount of Debentures (the "Redemption Price"), plus accrued interest of $3.23 per $1,000 principal amount of Debentures from May 1, 1996 to the Redemption Date. On the Redemption Date, the Redemption Price will become due and payable upon each Debenture, or portion thereof, to be redeemed and interest will cease to accrue on and after such date.

     Debentures (or any portion thereof which is $1,000 or an integral multiple thereof) may be converted into Common Stock of the Company at a conversion price of $79.00 principal amount of Debentures per share of Common Stock (equivalent to 12.658 shares of Common Stock for each $1,000 principal amount of Debentures). THE COMPANY WILL DELIVER CASH IN LIEU OF ANY FRACTIONAL SHARE OF COMMON STOCK. THE DEBENTURES WILL NOT BE CONVERTIBLE AFTER 5:00 P.M., EASTERN DAYLIGHT TIME, ON MAY 17, 1996.


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/*/     The CUSIP number referenced above has been assigned by Standard & Poor's
        Corporation and is included solely for the convenience of holders of the Debentures. Neither the Company nor The First National Bank of Chicago shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to its correctness on the Debentures or as indicated in any redemption notice.

          Debentures must be surrendered to the First Chicago Trust Company of New York, as Paying and Conversion Agent (the "Paying Agent"), to collect the
Redemption Price, plus accrued interest, or to convert the Debentures.   A
Letter of Transmittal must be used in connection with the surrender of Debentures for conversion. Debentures are to be surrendered for conversion or redemption at the office of the Paying Agent shown below:

By Hand or Overnight Courier:              By Mail:
First Chicago Trust Company of New York    (registered or certified mail recommended)
Tenders & Exchanges                        First Chicago Trust Company of New York
Suite 4680 - AMR                           Tenders & Exchanges
14 Wall Street, 8th Floor                  P.O. Box 2559, Mail Suite 4660
New York, NY 10005                         Jersey City, NJ 07303-2559


          This Notice of Redemption, a Letter of Transmittal and a prospectus have been sent to each holder of record of Debentures. Debenture holders should read the prospectus and Instructions to the Letter of Transmittal carefully.

          If any holder requires assistance, has questions or would like to obtain copies of the redemption materials, please contact D.F. King & Co., as Information Agent, at 77 Water Street, New York, New York 10005, Tel. (800) 848-3405.


                              AMR CORPORATION



Dated:  April 19, 1996

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